EXHIBIT 2.3

                           STANDSTILL AGREEMENT
                         Dated as of May 10, 1998
                                   among
                       JEFFERSON SMURFIT GROUP PLC,
               MORGAN STANLEY LEVERAGED EQUITY FUND II, INC.
                                    and
                       JEFFERSON SMURFIT CORPORATION


                             TABLE OF CONTENTS


                                                                     Page

                                   ARTICLE 1
                        Standstill and Transfer Matters

Section 1.1.  Acquisitions............................................1
Section 1.2.  Certain Other Matters...................................2
Section 1.3.  Transfer Restrictions...................................3
Section 1.4.  Suspension; Termination.................................4
Section 1.5.  Pulp Co. Transaction....................................5
Section 1.6.  Effective Date of this Agreement........................5

                                   ARTICLE 2
                        Representations and Warranties

Section 2.1.  Organization............................................6
Section 2.2.  Authority...............................................6
Section 2.3.  No Violation............................................6

                                   ARTICLE 3
                                  Termination

Section 3.1.  Termination.............................................7
Section 3.2.  Effect of Termination...................................7

                                   ARTICLE 4
                                 Miscellaneous

Section 4.1.  Notices.................................................8
Section 4.2.  Entire Agreement........................................9
Section 4.3.  Successors and Assigns..................................9
Section 4.4.  Amendments and Waivers.................................10
Section 4.5.  Governing Law..........................................10
Section 4.6.  WAIVER OF JURY TRIAL, ETC..............................10
Section 4.7.  Counterparts...........................................10
Section 4.8.  Captions...............................................11
Section 4.9.  Specific Performance; Enforcement......................11
Section 4.10. Certain Definitions....................................11


                             STANDSTILL AGREEMENT


               STANDSTILL AGREEMENT dated as of May 10, 1998 among Jefferson Smurfit Group plc, a corporation organized under the laws of Ireland ("JSG"), Morgan Stanley Leveraged Equity Fund II, Inc., a Delaware corporation ("MSLEF"), and Jefferson Smurfit Corporation, a Delaware corporation ("JSC").

                               W I T N E S S E T H

               WHEREAS, concurrently with the execution of this Agreement, Stone Container Corporation, a Delaware corporation ("Stone"), and JSC are executing an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") of JSC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of JSC ("Merger Sub"), with and into Stone; and

               WHEREAS, following the consummation of the Merger, MSLEF and certain Subsidiaries (as defined below) of JSG will continue to beneficially own shares of common stock, par value $0.1 per share ("JSC Common Stock"), of JSC; and

               WHEREAS, in connection with the Merger, the parties hereto wish to enter into this Agreement to address certain matters with respect to the shares of JSC Common Stock beneficially owned by such Subsidiaries of JSG and by MSLEF;

               The parties hereto agree as follows:


                                   ARTICLE 1
                        Standstill and Transfer Matters

               Section 1.1. Acquisitions. (a) Subject to Section 1.4, from the Effective Date (as defined in Section 1.6) until the fifth anniversary of the Effective Date, JSG will not, and will cause each of its Subsidiaries not to, directly or indirectly, acquire, by purchase, gift, business combination or otherwise, any Voting Securities such that, after giving effect to such transaction, JSG and its Subsidiaries beneficially own Voting Securities representing more than 40% of Total Voting Power; provided that the provisions of this Section 1.1(a) shall not require JSG or any of its Subsidiaries to sell or otherwise dispose of Voting Securities representing more than 40% of Total Voting Power (such Voting Securities representing Voting Power in excess of 40% of Total Voting Power, "Excess Voting Securities") to the extent, but only to the extent, that such Voting Securities constitute Excess Voting Securities solely as a result of a repurchase or other retirement of Voting Securities by JSC or any of its Subsidiaries or solely as a result of purchases made by JSG or its Subsidiaries during any period in which the restrictions contained in this
Section 1.1(a) were suspended pursuant to Section 1.4 (irrespective of any subsequent reinstatement thereunder).

           (b) Subject to Section 1.4, from the Effective Date until the fifth anniversary of the Effective Date, MSLEF will not, and will cause each of its Subsidiaries not to, directly or indirectly, acquire, by purchase, gift or otherwise, any Voting Securities (except for shares of JSC Common Stock acquired pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction).

            (c) If JSG or any of its Subsidiaries or MSLEF or any of its Subsidiaries, as the case may be, acquires any Voting Securities in violation of this Agreement, JSG or MSLEF or the applicable Subsidiary, as the case may be, shall, as soon as it becomes aware of such violation, give immediate notice to JSC and such Voting Securities shall immediately be disposed of (in accordance with the terms of Section 1.3, in the case of any such disposition by JSG or any of its Subsidiaries) to persons or entities who are not affiliates or associates of the breaching party; provided that JSC may also pursue any other available remedy to which it may be entitled as a result of such violation.

               Section 1.2. Certain Other Matters. Subject to Section 1.4 and except as expressly contemplated by JSC's Bylaws (as amended in the manner contemplated by the Merger Agreement) or the Voting Agreement dated as of the date hereof among Smurfit International B.V., MSLEF and Mr. Roger Stone, from the Effective Date until the expiration of the Bylaw provisions (other than those relating to MSLEF) contemplated by Section I.B. of Exhibit E-2 to the Merger Agreement (or, in the case of paragraph (g) of this Section 1.2, until the fifth anniversary of the Effective Date), JSG will not, and will cause each of its Subsidiaries not to:

           (a) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act")), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the 1934 Act) with respect to JSC;

           (b) form, join or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any Voting Securities; provided that this Section 1.2(b) shall not prohibit any such arrangement solely among JSG and any of its Subsidiaries;

           (c) deposit any Voting Securities into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof; provided that this Section 1.2(c) shall not prohibit any such arrangement solely among JSG and any of its Subsidiaries;

           (d) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to JSC as described in Rule 14a-8 under the 1934 Act, or induce or attempt to induce any other person or entity to initiate any such stockholder proposal;

           (e) seek election to or seek to place a representative on the Board of Directors of JSC or seek the removal of any member of the Board of Directors of JSC;

           (f) call or seek to have called any meeting of the stockholders of JSC;

           (g) solicit, seek to effect, negotiate with or provide any information to any other party with respect to, or make any statement or proposal (except for any statement or proposal in response to an acquisition or business combination proposal by a party other than JSG or its Subsidiaries), whether written or oral, to the Board of Directors of JSC or otherwise make any public announcement (except as required by law or the requirements of any relevant stock exchange or in the case of an acquisition or business combination proposal by a party other than JSG or its Subsidiaries) whatsoever with respect to, any form of acquisition or business combination transaction involving JSC or any significant portion of its assets, including, without limitation, a merger, tender offer, exchange offer or liquidation, or any restructuring, recapitalization or similar transaction with respect to JSC; or

           (h) instigate or encourage any third party to do any of the foregoing.

               Section 1.3. Transfer Restrictions. (a) Subject to Section 1.4, from the Effective Date until the termination of the Bylaw provisions (other than those relating to MSLEF) contemplated by Section I.B. of Exhibit E-2 to the Merger Agreement, JSG will not, and will cause its Subsidiaries not to, directly or indirectly, sell or otherwise transfer in any manner any Voting Securities to any "person" (within the meaning of Section 13(d)(3) of the 1934
Act) who, to the knowledge of JSG, after reasonable inquiry, owns (or as a result of such sale or transfer would own) more than five percent (5%) of Total Voting Power; provided that the provisions of this Section 1.3(a) will not prohibit sales or transfers solely among JSG and its Subsidiaries.

           (b) Any sale or transfer made in violation of Section 1.3(a) shall be null and void, and JSC shall not register any such sale or transfer in its books and records.

               Section 1.4. Suspension; Termination. (a) In the event that JSC enters into a written agreement concerning an Acquisition Proposal, then the restrictions set forth in Sections 1.1, 1.2 and 1.3 as to JSG and its Subsidiaries shall thereupon be suspended (and during such period of suspension be of no force and effect). If such agreement is terminated without the consummation of the Acquisition Proposal, then such restrictions shall thereupon be reinstated, subject to further suspension or reinstatement in the event of the occurrence of further events described in the preceding sentence or this sentence, respectively. For purposes of this Section 1.4, "Acquisition Proposal" means any proposed acquisition of Voting Securities representing more than 30% of the Total Voting Power, whether by business combination, tender or exchange offer, or otherwise, or the proposed acquisition of all or substantially all the assets of JSC and its Subsidiaries, taken as a whole (other than the Merger or any other transaction between JSC or any of its Subsidiaries, on the one hand, and JSG or any of its Subsidiaries, on the other hand).

           (b) In the event that any Person (other than JSG or any of its Subsidiaries or any Person acting on behalf of or in participation with any of the foregoing) commences a tender or exchange offer that, if fully consummated, would result in such Person, together with such Person's Subsidiaries, or any other Person acting on behalf of or in participation with such Person or its Subsidiaries, becoming the beneficial owner of Voting Securities representing more than 30% of the Total Voting Power, then the restrictions set forth in Sections 1.1, 1.2 and 1.3 as to JSG and its Subsidiaries shall thereupon be suspended (and during such period of suspension be of no force and effect). If, upon the expiration of such tender or exchange offer, the Person making such tender or exchange offer does not acquire an amount of Voting Securities sufficient to make the provisions of paragraph (c) of this Section 1.4 applicable, then such restrictions shall thereupon be reinstated, subject to further suspension or reinstatement in the event of the occurrence of further events described in the preceding sentence or this sentence, respectively.

           (c) In the event that it is publicly announced or JSG or JSC shall become aware (in which case it shall promptly notify the other) that any Person (other than JSG or any of its Subsidiaries or any Person acting on behalf of or in participation with any of the foregoing), together with such Person's Subsidiaries, or any other Person acting on behalf of or in participation with such Person or its Subsidiaries, has become the beneficial owner of Voting Securities representing more than 15% of the Total Voting Power, then the restrictions set forth in Sections 1.1 and 1.2 as to JSG and its Subsidiaries shall thereupon be terminated (without reinstatement) except as set forth in the following proviso; provided that if such Person falls within any of the categories set forth in Rule 13d-1(b)(1)(ii) under the 1934 Act and any Schedule 13D or 13G filed under the 1934 Act with respect to such beneficial ownership does not state any intention to or reserve the right to seek to control or influence the management or policies of JSC or engage in any of the actions specified in clauses (b) through (i) of Item 4 of Schedule 13D, then such restrictions shall not be terminated, but shall be suspended effective immediately following the 30th day following such public announcement or JSG or JSC providing notice to the other of such an acquisition (unless during such 30-day period or at any time thereafter such Person publicly states any such intention or reserves any such right, in which case such restrictions shall be terminated without reinstatement (so long as, at the time of such statement of intention or reservation of right, such Person continues to be the beneficial owner of Voting Securities representing more than 15% of the Total Voting Power)); and provided, further, that if, during such 30-day period or thereafter (but prior to any termination of such restrictions) such Person divests a sufficient number of Voting Securities so that such Person, together with such Person's Subsidiaries, no longer beneficially owns Voting Securities representing more than 15% of the Total Voting Power, then (if such divestiture occurs during such 30-day period) such suspension shall not become effective or (if such divestiture occurs thereafter) such restrictions shall be reinstated.

               Section 1.5. Pulp Co. Transaction. In the event the Pulp Co. Transaction (as defined in the schedules to the Merger Agreement other than as to timing) is effected, JSG and MSLEF agree to enter into a standstill agreement for a period to end five years after the Effective Date (or earlier as specified herein) in substantially the form hereof with Pulp Co. (as defined in the schedules to the Merger Agreement).

               Section 1.6. Effective Date of this Agreement. The "Effective Date" of this Agreement shall be the date of consummation of the Merger.


                                   ARTICLE 2
                        Representations and Warranties

               Each party represents (as to itself only) to the other parties as follows:

               Section 2.1. Organization. Such party is a corporation duly organized, validly existing and (in the case of JSC and MSLEF) in good standing under the laws of its jurisdiction of incorporation.

               Section 2.2. Authority. Such party has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate, partnership or otherwise) on the part of such party. No other action on the part of such party (or its stockholders or partners, if applicable) is necessary to authorize the execution and delivery of this Agreement by such party or the performance by such party of its obligations hereunder. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               Section 2.3. No Violation. The execution and delivery of this Agreement by such party, and the performance by such party of its obligations hereunder and the consummation of the transactions contemplated hereby, will not: (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such party, (b) require the consent, waiver, approval, license or authorization or any filing by such party with any governmental authority other than any filings required under the 1934 Act or the laws, rules or regulations of the European Union, or
(c) assuming compliance with the matters referred to in clause (b), violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter, partnership agreement or other governing document, bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which such party is subject or by which such party is bound and which would have an adverse effect on the ability of such party to perform its obligations under this Agreement.


                                   ARTICLE 3
                                  Termination

               Section 3.1. Termination. This Agreement may be terminated with respect to MSLEF and its Subsidiaries or JSG and its Subsidiaries, as the case may be, by mutual written agreement of MSLEF (in the case of a termination of provisions binding on MSLEF and its Subsidiaries) or JSG (in the case of a termination of provisions binding on JSG and its Subsidiaries), on the one hand, and JSC, on the other hand, and in no other manner; provided that any such written agreement of JSC shall be effective only if approved by a majority of
(i) Disinterested Directors with respect to MSLEF in the case of any termination of obligations binding on MSLEF and its Subsidiaries or (ii) Disinterested Directors with respect to JSG in the case of any termination of obligations of JSG and its Subsidiaries. For purposes of this Section 3.1 and Section 4.4, (i) "Disinterested Director with respect to MSLEF" shall mean a member of the JSC Board of Directors who (x) was not designated by MSLEF (or any designees of MSLEF) pursuant to the provisions of Exhibit E-2 to the Merger Agreement and (y) would otherwise constitute an "Independent Director" (as such term is defined in the provisions of Exhibit E-2 to the Merger Agreement, whether or not such provisions are then in effect) vis-a-vis MSLEF and (ii) a "Disinterested Director with respect to JSG" shall mean the member of the JSC Board of Directors, if any, then designated by MSLEF or a member of the JSC Board of Directors (other than the initial Chairman of the Board designated pursuant to the provisions of Exhibit E-2) who (x) was not designated by JSG (or any designees of JSG) pursuant to the provisions of Exhibit E-2 to the Merger Agreement and (y) would otherwise constitute an "Independent Director" (as such term is defined in the provisions of Exhibit E-2 to the Merger Agreement, whether or not such provisions are then in effect) vis-a-vis JSG. In addition to the foregoing, this Agreement shall terminate automatically in the event the Merger Agreement terminates without consummation of the Merger.

               Section 3.2. Effect of Termination. If this Agreement is terminated pursuant to Section 3.1, all further obligations of the party hereto whose obligations have been terminated under this Agreement shall terminate without further liability or obligation of such party and JSC to each other, including liability for damages; provided that such termination shall not relieve any party hereto from liability for breach of this Agreement.


                                   ARTICLE 4
                                 Miscellaneous

               Section 4.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to JSG to:

                  Jefferson Smurfit Group plc
                  Beech Hill, Clonskeagh,
                  Dublin 4, Ireland
                  Attention: Michael Pettigrew
                  Fax: 353-1-269-4481

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Steven A. Rosenblum, Esq.
                  Fax:  (212) 403-2000

                  William Fry
                  Fitzwilton House,
                  Wilton Place,
                  Dublin 2, Ireland
                  Attention: Houghton Fry, Esq.
                  Fax: 353-1-639-5333

                  if to MSLEF, to:

                  Morgan Stanley Leveraged Equity Fund II, Inc.
                  1221 Avenue of the Americas
                  New York, New York 10020
                  Attention: Alan E. Goldberg
                  Fax: (212) 762-6466

                  with a copy to:

                  Morgan Stanley Capital Partners
                  1221 Avenue of the Americas
                  New York, New York 10020
                  Attention: Peter R. Vogelsang, Esq.
                  Fax: (212) 762-6466

                  If to JSC, to:

                  Jefferson Smurfit Corporation
                  Jefferson Smurfit Centre
                  8182 Maryland Avenue
                  St. Louis, MO 63105
                  Attention: Patrick J. Moore, Vice President and
                  Chief Financial Officer
                  Fax: (314) 746-1184

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: John R. Ettinger, Esq.
                  Fax: (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               Section 4.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

               Section 4.3. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, in the case of JSG, any holding company formed by or on behalf of JSG to hold, directly or indirectly, a majority of the shares of JSG) and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

               Section 4.4. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (i) in the case of an amendment or waiver of any provision binding on MSLEF and its Subsidiaries, by MSLEF and JSC and (ii) in the case of an amendment or waiver of any provision binding on JSG and its Subsidiaries, by JSG and JSC; provided that any such written agreement of JSC shall be effective only if approved by (x) a majority of Disinterested Directors with respect to MSLEF in the case of an amendment or waiver referred to in clause (i), or (y) a majority of Disinterested Directors with respect to JSG in the case of an amendment or waiver referred to in clause (ii).

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 4.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of the State of New York.

               Section 4.6. WAIVER OF JURY TRIAL, ETC. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO WAIVE ANY OBJECTION AS TO VENUE IN, THE FEDERAL OR STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF DELIVERED OR SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.1 HEREOF.

               Section 4.7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

               Section 4.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               Section 4.9. Specific Performance; Enforcement. (a) The parties hereto acknowledge that, in view of the uniqueness of the parties hereto and the transactions contemplated hereby, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

           (b) The Disinterested Directors as to JSG shall have the authority to enforce this Agreement as against JSG and the Disinterested Directors as to MSLEF shall have the authority to enforce this Agreement as against MSLEF, in each case for and on behalf of JSC without any other action by the Board of Directors of JSC.

               Section 4.10. Certain Definitions. For purposes of this Agreement, (i) the term "beneficially own" (or any similar phrase) and the terms "affiliates" and "associates" shall have the respective meanings set forth in Rule 13d-3 under the 1934 Act; (ii) the term "Voting Securities" shall mean any securities entitled to vote generally in the election of directors of JSC or its successors, securities convertible or exchangeable into or exchangeable for such securities and any rights or options to acquire any of the foregoing securities; (iii) the term "Voting Power" shall mean the power to vote generally in the election of directors (or persons serving similar functions) of JSC or its successors; (iv) the term "Total Voting Power" shall mean the total combined Voting Power of all Voting Securities then outstanding; (v) the term "Subsidiary", with respect to any Person, shall mean any corporation or other entity (a) of which a majority of the securities or other ownership interests generally having voting power to elect a majority of the board of directors or other individuals performing similar functions are at the time directly or indirectly owned by such Person or (b) as to which such Person directly or indirectly has the power to elect or designate such majority of the board of directors or such other individuals; and (vi) the term "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization. A Subsidiary shall not be deemed to beneficially own securities held in a pension fund or non-profit foundation or trust controlled by the Subsidiary.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    JEFFERSON SMURFIT GROUP PLC


                                    By:   /s/ Raymond M. Curran
                                       ----------------------------------------
                                       Name:  Raymond M. Curran
                                       Title: Finance Director



                                    MORGAN STANLEY LEVERAGED EQUITY FUND II,
                                    INC.


                                    By:   /s/ Alan E. Goldberg
                                       ----------------------------------------
                                       Name:  Alan E. Goldberg
                                       Title: Vice Chairman



                                    JEFFERSON SMURFIT CORPORATION


                                    By:   /s/ Patrick J. Moore
                                       ----------------------------------------
                                       Name:  Patrick J. Moore
                                       Title: Vice President and Chief
                                              Financial Officer